Kingsway Reports Fourth Quarter and Year-End Results and Provides Shareholder Update
Toronto, Ontario (March 31, 2014) - (TSX: KFS, NYSE: KFS) Kingsway Financial Services Inc. ("Kingsway" or the “Company") is pleased to announce our earnings for the fourth quarter and year ended December 31, 2013. All amounts are in U.S. dollars unless indicated otherwise.

“This was an important year for Kingsway. We made significant progress on our strategic plans in each of our business segments, strengthened our balance sheet and laid a firm foundation for future growth,” stated Larry G. Swets, Jr., the Company’s President and Chief Executive Officer.

Strategic Progress

Perhaps our most important strategic progress during the year was with respect to our one remaining legacy business - our collection of non-standard automobile insurance companies which comprise most of our Insurance Underwriting Segment. Currently, we write our continuing business through Mendota Insurance Company and Mendakota Insurance Company (collectively “Mendota”), while Universal Casualty Company (“UCC”) and Kingsway Amigo Insurance Company (“Amigo”) are being operated in voluntary run-offs. Mendota has been reorganized to focus only on insurance premium which we believe can be written at a profit. We believe we have positioned the company to begin to achieve a breakeven or better underwriting result during 2014. Furthermore, our two run-off companies, UCC and Amigo, are operating well within our expectations. UCC is no longer expected to negatively affect future operating results, and Amigo is well along that same path.

An important action which has helped position Mendota, UCC and Amigo to achieve materially improved results beginning in 2014 relates to how we have recorded our provisions for unpaid loss and loss adjustment expenses. Both Mendota and UCC have recorded at December 31, 2013 their provisions for unpaid loss and loss adjustment expenses at the highest level within the ranges of estimates provided by our outside actuarial firm for each of those companies. We feel comfortable that our strong provisions for unpaid loss and loss adjustment expenses will allow our future results to be determined principally by the profitable business we believe we are writing.

Strengthening Our Balance Sheet

For several years, beginning in late 2008, the Company embarked on an extensive plan to reduce its indebtedness. The instruments comprising the Company’s indebtedness and the outstanding principal at each of December 31, 2008 and 2013 are:

Instrument	Principal at December 31, 2008	Principal at December 31, 2013
Senior notes due 2012	$82.1 million	$0.00
Senior notes due 2014	$107.5 million	$14.4 million
LROC preferred units	$60.9 million	$14.9 million
Subordinated debt	$90.5 million	$90.5 million
Total	$341.0 million	$119.8 million

Subsequent to December 31, 2013, the Company repaid the $14.4 million principal outstanding on its senior notes due 2014. As a result, the current principal outstanding related to the Company’s indebtedness is $105.4 million.

Also subsequent to December 31, 2013, the Company closed on its previously announced private placement totaling $6.6 million. At closing, on February 3, 2014, the Company received gross proceeds of $6.6 million, resulting from the sale and issuance of 262,876 units for a purchase price of $25.00 per unit. Each unit consists of one class A convertible preferred share, series 1 (the "Preferred Shares"), and 6.25 common share class C purchase warrants. Each Preferred Share is convertible into 6.25 common shares at a conversion price of $4.00 per common share any time at the option of the holder prior to April 1, 2021. The maximum number of common shares issuable upon conversion of the Preferred Shares is 1,642,975 common shares. Each warrant will entitle the subscriber to purchase one common share of Kingsway at a price of $5.00 per common share at any time after September 16, 2016 and prior to expiry on September 15, 2023.

Laying a Foundation for Future Growth

The Company’s management team and its board of directors are extremely focused on the following key initiatives for 2014:

•
Achieve break-even underwriting results before net investment income and net realized gains in its non-standard automobile group of insurance subsidiaries while making conservative loss reserve allocations;

•	Continue to reduce operating and interest expense at the holding company;

•	Modestly grow each of the Insurance Services Segment businesses;

•
Complete our previously announced plan to conduct an initial public offering (“IPO”) of the common stock of our wholly owned subsidiary, 1347 Property Insurance Holdings, Inc., formerly known as Maison Insurance Holdings, Inc. (“1347 PIH”). On March 27, 2014, 1347 PIH filed a registration statement on Form S-1 with the Securities and Exchange Commission for the IPO; and

•	Preserve the value of our substantial tax net operating losses.

The Company that your current management team and lead shareholders assumed control of at the end of 2008 is vastly different from the Company we present to you today. Through a mixture of creative financings, strategic acquisitions and the careful preservation of capital in our underwriting entities, we are in a much greater position to seize upon the opportunities we see in each of our segments and shall utilize our mix of talent and industry knowledge to build a lasting, profitable entity that can deliver reasonable returns to all stakeholders. Both the management team and the board of directors believe that the Company has the right mixture of assets, including financial, strategic and personnel, to execute on its stated plan to create long-term shareholder value. This is evidenced by our large ownership stake and alignment of interests.

For a detailed discussion of our capital allocation strategy and plan to create and sustain long-term shareholder value, we invite you to review our Annual Letter to Shareholders, which may be accessed at the Company’s website or directly at http://bit.ly/kfs2013.

With respect to earnings, we reported a net loss of $10.7 million, or a loss of $0.75 per diluted share, for the fourth quarter and a net loss of $36.1 million, or a loss of $2.56 per diluted share for the year. The book value has decreased from $4.97 per share at December 31, 2012 to $2.25 per share at December 31, 2013. We also carry a valuation allowance, in the amount of $17.30 per share at December 31, 2013, against the deferred tax asset, primarily related to our loss carryforwards. For a detailed discussion of our earnings for the fourth quarter and year ended December 31, 2013 as well as other important information, please refer to our 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2014.

About the Company
Kingsway is a holding company functioning as a merchant bank with a focus on long-term value-creation. The Company owns or controls stakes in several insurance industry assets and utilizes its subsidiaries, 1347 Advisors LLC and 1347 Capital LLC, to pursue opportunities acting as an advisor, an investor and a financier. The common shares of Kingsway are listed on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol “KFS.”

Consolidated Statements of Operations
(in thousands, except per share data)

	Years ended December 31,
	2,013,000	2,012,000
Revenues:
Net premiums earned	$109,608	$114,937
Service fee and commission income	49,543	35,491
Net investment income	2,395	3,165
Net realized gains	3,505	1,084
Other-than-temporary impairment loss	(1,800)	(2,703)
Other income	9,027	7,617
Total revenues	172,278	159,591
Expenses:
Loss and loss adjustment expenses	87,553	100,184
Commissions and premium taxes	23,134	15,422
Cost of services sold	1,843	—
General and administrative expenses	79,812	73,856
Restructuring expense	1,861	1,980
Interest expense	7,263	7,638
Amortization of intangible assets	2,186	959
Contingent consideration expense	785	75
Impairment of asset held for sale	2,390	—
Total expenses	206,827	200,114
Loss from continuing operations before loss on change in fair value of debt, (loss) gain on buy-back of debt, equity in net income (loss) of investee and income tax (benefit) expense	(34,549)	(40,523)
Loss on change in fair value of debt	(9,060)	(9,234)
(Loss) gain on buy-back of debt	(24)	500
Equity in net income (loss) of investee	255	(1,004)
Loss from continuing operations before income tax (benefit) expense	(43,378)	(50,261)
Income tax (benefit) expense	(67)	3,017
Loss from continuing operations	(43,311)	(53,278)
Gain on liquidation of subsidiaries, net of taxes	7,227	—
Net loss	$(36,084)	$(53,278)
Less: net income (loss) attributable to noncontrolling interests in consolidated subsidiaries	777	(1,195)
Net loss attributable to common shareholders	$(36,861)	$(52,083)
Loss per share - continuing operations:
Basic:	$(3.07)	$(4.05)
Diluted:	$(3.07)	$(4.05)
Loss per share – net loss:
Basic:	$(2.56)	$(4.05)
Diluted:	$(2.56)	$(4.05)
Weighted average shares outstanding (in ‘000s):
Basic:	14,111	13,149
Diluted:	14,111	13,149

Consolidated Balance Sheets
(in thousands, except per share data)

	December 31, 2013	December 31, 2012

Assets
Investments:
Fixed maturities, at fair value (amortized cost of $53,455 and $77,858, respectively)	$54,151	$79,534
Equity investments, at fair value (cost of $3,554 and $2,305, respectively)	7,137	3,548
Limited liability investments	4,406	2,333
Other investments, at cost which approximates fair value	3,000	2,000
Short-term investments, at cost which approximates fair value	501	585
Total investments	69,195	88,000
Cash and cash equivalents	98,589	80,813
Investment in investee	—	41,733
Accrued investment income	614	2,263
Premiums receivable, net of allowance for doubtful accounts of $2,123 and $4,040 respectively	32,035	35,598
Service fee receivable	19,012	15,173
Other receivables, net of allowance for doubtful accounts of $1,062 and $1,002, respectively	4,097	4,750
Reinsurance recoverable	10,335	8,557
Prepaid reinsurance premiums	6,816	7,316
Deferred acquisition costs, net	12,392	14,102
Property and equipment, net of accumulated depreciation of $15,848 and $22,887, respectively	1,662	2,709
Goodwill	10,588	8,421
Intangible assets, net of accumulated amortization of $18,583 and $16,397, respectively	48,918	50,583
Other assets	4,039	4,045
Asset held for sale	6,347	8,737
Total Assets	$324,639	$372,800
Liabilities and Shareholders' Equity
Liabilities:
Unpaid loss and loss adjustment expenses:
Property and casualty	$84,534	$103,116
Vehicle service agreements	3,128	3,448
Total unpaid loss and loss adjustment expenses	87,662	106,564
Unearned premiums	48,577	45,047
Reinsurance payable	1,033	4,956
LROC preferred units, at fair value	14,854	13,655
Senior unsecured debentures, at fair value	14,356	23,730
Subordinated debt, at fair value	28,471	23,774
Deferred income tax liability	4,173	3,054
Deferred service fees	48,788	48,987
Income taxes payable	2,984	2,879
Accrued expenses and other liabilities	36,821	34,740
Total Liabilities	$287,719	$307,386
Shareholders' Equity:
Class A preferred stock, no par value; unlimited number authorized; zero issued and outstanding at December 31, 2013	$—	$—
Common stock, no par value; unlimited number authorized; 16,429,761 and 13,148,971 issued and outstanding at December 31, 2013 and December 31, 2012, respectively	—	—
Additional paid-in capital	324,803	312,378
Accumulated deficit	(298,930)	(262,069)
Accumulated other comprehensive income	9,601	14,762
Shareholders' equity attributable to common shareholders	35,474	65,071
Noncontrolling interests in consolidated subsidiaries	1,446	343
Total Shareholders' Equity	36,920	65,414
Total Liabilities and Shareholders' Equity	$324,639	$372,800

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect Kingsway management's current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, please refer to the section entitled “Risk Factors” in the Company's 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2014. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Additional Information
Additional information about Kingsway, including a copy of its 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 31, 2014, can be accessed on the Canadian Securities Administrators' website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission's website at www.sec.gov or through the Company's website at www.kingsway-financial.com. We also invite you to review a detailed discussion of our capital allocation strategy and plan to create and sustain long-term shareholder value by reading our Annual Letter to Shareholders, which can be accessed through the Company’s website or directly at http://bit.ly/kfs2013.